Exhibit 99.1

Cision Reports Fourth Quarter and Full Year 2017 Results; Provides Updated Full Year 2018 Outlook

CHICAGO, March 8, 2018 /PRNewswire/ -- Cision Ltd. (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, today reported financial results for the fourth quarter and year ended December 31, 2017.

Financial Highlights

Fourth Quarter 2017

•	Revenue increased 13.8% to $169.0 million
•	Revenue, excluding the impact from purchase accounting increased 13.9% to $169.7 million
•	Operating income increased 250% to $7.0 million
•	Net loss grew by $10.7 million to $34.5 million
•	Adjusted EBITDA increased 15.5% to $61.2 million
•	Adjusted net income increased 189.9% to $22.9 million
•	Adjusted net income per diluted share increased 90% to $0.19

Full Year 2017

•	Revenue increased 35.0% to $631.6 million
•	Revenue, excluding the impact from purchase accounting, increased 35.0% to $633.1 million
•	Operating income grew by a $57.6 million to $38.0 million
•	Net loss grew by $24.6 million to $123.0 million
•	Adjusted EBITDA an increased 39.0% to $225.5 million
•	Adjusted net income increased 163.5% to $58.5 million
•	Adjusted net income per diluted share increased of 111.1% to $0.57

"We are pleased to have delivered such strong results for the fourth quarter," said Kevin Akeroyd, Cision's Chief Executive Officer. "We continue to focus our efforts on delivering best-in-class products and services to our customers, executing on our remaining synergies, and driving towards our long-term financial goals and objectives. This focus helped drive our fourth quarter organic growth rate to approximately 2.6%, after adjusting for non-core revenues, approximately $0.4 million of revenue from CEDROM and the impact of currency." Cision defines organic revenue growth as the change in its total revenue excluding non-core revenues, calculated on a constant currency basis after giving pro forma effect to all acquisitions as though they had occurred at the beginning of the applicable period.

Fourth Quarter Business Statistics and Operational Highlights

•	US cross-sell bookings of software and distribution of $2.6 million in annual contract value during the fourth quarter, bringing the total cross-sell bookings within the US to $13.3 million since the completion of the acquisition of PR Newswire;
•	US cross-sell bookings of insights services of $0.4 million in annual contract value during the fourth quarter, bringing the total cross-sell bookings within the US to $0.9 million since the completion of the acquisition of Bulletin Intelligence;
•	The average number of subscription customers was approximately 39,600 during the quarter ended December 31, 2017, an increase of 3.7% versus the pro forma number of subscription customers during the quarter ended December 31, 2016;
•	The average annualized revenue per subscription customer was approximately $9,984 during the quarter ended December 31, 2017. Excluding the impact of currency, this represented a 1.8% increase versus the pro forma average annualized revenue per subscription customer during the quarter ended December 31, 2016;
•	Approximately 41,500 customers purchased services from us on a transaction basis during the quarter ended December 31, 2017, representing a decrease of 2.6% in the number of pro forma customers that purchased services from us on a transaction basis during the quarter ended December 31, 2016;
•	The average revenue per customer that purchased services from us on a transaction basis was $1,421 during the quarter ended December 31, 2017. Excluding the impact of currency, this represented a 3.8% increase versus the average revenue per pro forma customer that purchased services from us on a transaction basis during the quarter ended December 31, 2016;
•	Americas revenues were $118.1 million for the quarter ended December 31, 2017, a 3.8% increase versus the quarter ended December 31, 2016;
•	EMEA revenues were $43.7 million for the quarter ended December 31, 2017, a 47.9% increase versus the quarter ended December 31, 2016; and
•	APAC revenues were $7.2 million for the quarter ended December 31, 2017, a 39.4% increase versus the quarter ended December 31, 2016.

Updated Full Year 2018 Outlook

Our updated outlook for the full year ending December 31, 2018 appears below (all figures in millions, except per share amounts). These estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company's expectations as of the date of this release. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding "Forward Looking Statements" included in this press release when considering this information.

	Initial	Updated
Revenue	$716 - $726	$720 - $730
Revenue, excluding the impact from purchase accounting	$720 - $730	$724- $734
Net income	$2 - $4	($1) - $2
Adjusted EBITDA	$248 - $254	$250 - $256
Adjusted net income	$105 - $110	$106 - $111
Adjusted net income per diluted share	$0.86 - $0.88	$0.87 - $0.89

Additionally, for the full year ending December 31, 2018, we expect (all figures in millions):

	Initial	Updated
Depreciation expense	$23 - $26	$31 - $33
Amortization expense	$112 - $115	$112 - $115
Amortization expense included in cost of revenue	$22 - $24	$22 - $24
Interest expense	$81 - $84	$80 - $83
Debt extinguishment costs	$9 - $10	$6 - $7
Interest expense, net of debt extinguishment costs	$72 - $74	$74 - $76
Cash interest expense	$61 - $64	$62 - $65
Stock-based compensation	$5 - $6	$5 - $6
Capital expenditures, inclusive of capitalized software development	$30 - $35	$30 - $35

The updated outlook above assumes LIBOR of approximately 1.9%, and EURIBOR of approximately 0%, the inclusion of a full year of results from our acquisition of CEDROM, and the inclusion of 11 months of results from our acquisition of PRIME Research. CEDROM's pro forma revenues for the 12 months ended December 31, 2017 were approximately $15 million, and PRIME Research's Proforma revenues for the 12 months ended December 31, 2017 were approximately $45 million. The above outlook also assumes the following exchange rates with respect to the British Pound, the Euro and the Canadian Dollar for fiscal year 2018:

GBP to USD	1.35
EUR to USD	1.20
CAD to USD	0.79

Additionally, our outlook for 2018 excludes any additional acquisitions, divestitures, or other unanticipated events. See discussion of non-GAAP financial measures below in this release.

Fourth Quarter and Full Year 2017 Conference Call Details

As previously announced, we will hold a conference call to review our fourth quarter and full year 2017 financial results via conference call on Thursday, March 8th at 5:00 pm EDT. To hear the live event, visit the Cision investor website at http://investors.cision.com, or dial 1-877-870-4263 (participant dial in toll free) or 1-412-317-0790 (participant dial in International). The conference call will be simultaneously webcast on the Investor Relations section of the our website: http://investors.cision.com

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating performance, including our outlook and guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "anticipate," "intend," "plan," "goal," "seek," "aim," "strive," "believe," "see," "project," "predict," "estimate," "expect," "continue," "strategy," "future," "likely," "may," "might," "should," "will," "would," "target," similar expressions, and variations or negatives of these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Accordingly, you should not place undue reliance on these statements, as actual results may vary materially. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q filed on November 9, 2017, along with our other filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this communication is based only on information currently available to us and speaks only as of the date of this report. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings at www.sec.gov or www.Cision.com.

About Cision

Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Cision Ltd. and its Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2017 and December 31, 2016

 (in thousands, except per share and share amounts)

(Unaudited)

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$148,654	$35,135
Restricted cash	75	627
Accounts receivable, net	113,008	87,605
Prepaid expenses and other current assets	19,821	16,225
Total current assets	281,558	139,592
Property and equipment, net	53,578	47,947
Other intangible assets, net	456,291	511,210
Goodwill	1,136,403	1,079,518
Other assets	7,528	8,801
Total assets	$1,935,358	$1,787,068
Liabilities, Mandatorily Redeemable Equity and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$13,349	$11,171
Due to Cision Owner, Convertible Preferred Equity Certificates	-	443,102
Accounts payable	13,327	8,723
Accrued compensation and benefits	25,873	26,109
Other accrued expenses	73,483	54,862
Current portion of deferred revenue	140,351	119,600
Total current liabilities	266,383	663,567
Long-term debt, net of current portion	1,266,121	1,383,877
Deferred revenue, net of current portion	1,412	961
Deferred tax liability	62,617	83,209
Other liabilities	22,456	14,507
Total liabilities	1,618,989	2,146,121
Series A-1 and Series C-2 mandatorily redeemable stockholders' equity, 5,498,688 shares authorized, issued and outstanding at December 31, 2016	-	701
Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued at December 31, 2017 and 2016	-	-
Common stock, $0.0001 par value, 480,000,000 shares authorized; 122,634,922 and 28,369,644 shares issued and outstanding at December 31, 2017 and 2016, respectively	12	3
Additional paid-in capital	771,813	11,448
Accumulated other comprehensive loss	(35,111)	(73,902)
Accumulated deficit	(420,345)	(297,303)
Total stockholders' equity (deficit)	316,369	(359,754)
Total liabilities, mandatorily redeemable equity and stockholders' equity (deficit)	$1,935,358	$1,787,068

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2017 and December 31, 2016

(in thousands, except per share and share amounts)

(Unaudited)

	2017	2016
Revenue	$631,637	$467,772
Cost of revenue	200,836	162,583
Gross profit	430,801	305,189

Operating costs and expenses:
Sales and marketing	114,750	92,594
Research and development	22,102	19,445
General and administrative	166,759	135,737
Amortization of intangible assets	89,159	77,058
Total operating costs and expenses	392,770	324,834
Operating income (loss)	38,031	(19,645)

Non operating income (loss):
Foreign exchange (losses) gains	(5,458)	6,299
Interest and other income, net	2,132	831
Interest expense	(116,466)	(117,997)
Loss on extinguishment of debt	(51,872)	(23,591)
Total non operating loss	(171,664)	(134,458)
Loss before income taxes	(133,633)	(154,103)
Benefit from income taxes	(10,591)	(55,691)
Net loss	$(123,042)	$(98,412)
Other comprehensive income (loss) - foreign currency translation adjustments	38,791	(58,929)
Comprehensive loss	$(84,251)	$(157,341)

Net loss per share:
Basic and Diluted	$(1.63)	$(3.47)
Weighted average shares outstanding used in computing per share amounts:

Basic and Diluted	75,696,880	28,369,644

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and December 31, 2016

(in thousands)

(Unaudited)

	2017	2016
Cash flows from operating activities
Net loss	$(123,042)	$(98,412)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	139,474	126,983
Non-cash interest charges and amortization of debt discount and deferred financing costs	63,262	34,439
Non-cash yield on Convertible Preferred Equity Certificates	2,292	13,080
Equity-based compensation expense	4,138	5,302
Provision for doubtful accounts	3,493	2,572
Deferred income taxes	(23,278)	(69,115)
Unrealized currency translation losses (gains)	5,011	(4,350)
Gain on sale of business	(1,785)
Other	(194)	(234)
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	(6,349)	(1,547)
Prepaid expenses and other current assets	1,579	4,227
Other assets	737	4,376
Accounts payable	(3,831)	(807)
Accrued compensation and benefits	(6,235)	8,228
Other accrued expenses	1,443	(1,564)
Deferred revenue	5,312	(7,362)
Other liabilities	6,821	1,557
Net cash provided by operating activities	68,848	17,373

Cash flows from investing activities
Purchases of property and equipment	(10,734)	(7,382)
Software development costs	(14,953)	(11,738)
Acquisitions of businesses, net of cash acquired of $12,354 and $9,071	(78,528)	(804,194)
Proceeds from disposal of business	23,675	3,998
Change in restricted cash	552	(100)
Net cash used in investing activities	(79,988)	(819,416)

Cash flows from financing activities
Proceeds from revolving credit facility	5,000	33,475
Repayment under revolving credit facility	(38,475)	-
Proceeds from issuance of Convertible Preferred Equity Certificates to Cision Owner	-	136,025
Payment of amounts due to Cision Owner	(1,940)	-
Proceeds from term credit facility net of debt discount of $10,466 and $10,091	1,350,259	1,364,070
Repayments of term credit facility	(1,497,838)	(724,930)
Payments on capital lease obligations	(171)	(287)
Proceeds from issuance of equity	305,110	-
Net cash provided by financing activities	121,945	808,353
Effect of exchange rate changes on cash and cash equivalents	2,714	(1,781)
Increase in cash and cash equivalents	113,519	4,529

Cash and cash equivalents
Beginning of year	35,135	30,606
End of year	$148,654	$35,135

Supplemental disclosure of cash flows information
Cash paid during the year for:
Interest	$102,400	$94,615
Income taxes	10,250	5,582
Supplemental non-cash information:
Issuance of securities by Cision Owner in connection with acquisitions	7,000	40,000
Non-cash contribution from Cision Owner in connection with merger	451,139	-

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to our financial statements based on US generally accepted accounting principles (GAAP). Non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as EBITDA, Adjusted EBITDA, and Adjusted net income per share, are provided within the schedules attached to this release. We use non-GAAP measures in our operational and financial decision-making, believing that it is useful to exclude certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews include Adjusted EBITDA, and Adjusted net income per diluted share. Additionally, we believe that the presentation of non-GAAP measures provides information that is useful to investors as it indicates, for example, our ability to meet capital expenditures and working capital requirements and otherwise meet our obligations as they become due. Investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. This communication also includes certain forward-looking non-GAAP financial measures. We are unable to present without unreasonable efforts a reconciliation of forward-looking non-GAAP financial information to the corresponding GAAP financial information because management cannot reliably predict all of the necessary information. Forward-looking non-GAAP financial information is based on numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Accordingly, investors are cautioned not to place undue reliance on this information.

Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to Cision, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as an analytical tool. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, results of operations as determined in accordance with GAAP.

Cision Ltd. and its Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(in millions)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Net loss	($34.5)	($23.8)	($123.0)	($98.4)
Depreciation and amortization	$36.1	$39.5	$139.5	$127.0
Interest expense and loss on extinguishment of debt	$20.2	$35.8	$168.3	$141.6
Provision (benefit) from income taxes	$17.3	($9.6)	($10.6)	($55.7)
EBITDA	$39.1	$41.8	$174.2	$114.5
Acquisition related costs and expenses	$16.7	$9.0	$42.2	$45.0
Gain on sale of business	-	-	($1.8)	-
Stock-based compensation	$1.2	$1.3	$4.1	$5.3
Deferred revenue reduction from purchase accounting	$0.7	$0.6	$1.5	$1.2
Sponsor fees and expenses	-	$0.1	$0.3	$0.6
Unrealized translation loss (gain)	$3.5	$0.1	$5.0	($4.4)
Adjusted EBITDA	$61.2	$53.0	$225.5	$162.2

Cision Ltd. and its Subsidiaries

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Net Income per Diluted Share

(in millions, except for per share and share amounts)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Net loss	($34.5)	($23.8)	($123.0)	($98.4)
Provision (benefit) from income taxes	$17.3	($9.6)	($10.6)	($55.7)
Acquisition related costs and expenses	$16.7	$9.0	$42.2	$45.0
Gain on sale of business	-	-	($1.8)	-
Stock-based compensation	$1.2	$1.3	$4.1	$5.3
Deferred revenue reduction from purchase accounting	$0.7	$0.6	$1.5	$1.2
Amortization related to acquired intangible assets	$29.2	$33.0	$113.8	$102.0
CPEC interest and loss on extinguishment of debt	-	$1.1	$55.9	$37.5
Sponsor fees and expenses	-	$0.1	$0.3	$0.6
Unrealized translation loss (gain)	$3.5	$0.1	$5.0	($4.4)
Adjusted Income before income taxes	$34.1	$11.8	$87.4	$33.1
Less: Income tax at 33% rate	($11.2)	($3.9)	($28.8)	($10.9)
Adjusted net income	$22.9	$7.9	$58.5	$22.2
Pro forma fully-diluted weighted average shares outstanding	121,918	82,076	102,035	82,076
Adjusted net income per diluted share	$0.19	$0.10	$0.57	$0.27

Cision Ltd. and its Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Net Cash Provided by Operating Activities

(in millions)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Net cash provided by operating activities	$30.5	$14.7	$68.8	$17.4
Acquisition related costs and expenses	$16.7	$9.0	$42.2	$45.0
Adjusted net cash provided by operating activities	$47.2	$23.7	$110.9	$62.4

(1) Cision defines EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense and loss on extinguishment of debt, plus provision for (or minus benefit from) income taxes.

(2) Cision defines Adjusted EBITDA as EBITDA, further adjusted for acquisition related costs and expenses, stock-based compensation, deferred revenue reduction from purchase accounting, (gains) losses related to divested businesses or assets, sponsor fees and expenses, and unrealized translation losses (gains). All of the items included in the reconciliation from net income to Adjusted EBITDA are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(3) Cision defines Adjusted net income as net income (loss) plus provision for (or minus benefit from) income taxes, further adjusted for acquisition related costs and expenses, (gains) losses related to divested businesses or assets, stock-based compensation, deferred revenue reduction from purchase accounting, amortization related to acquired intangibles, CPEC interest and losses on extinguishment of debt, sponsor fees and expenses, and unrealized translation losses (gains), which together, sum to Adjusted net income (loss) before income taxes. Adjusted net income (loss) before income taxes is then taxed at an assumed long term corporate tax rate of 33% for 2017 and periods prior, and 26% for 2018 and beyond, pursuant to our preliminary analysis with respect to recent US tax law changes, to determine Adjusted net income. The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a provisional net one-time tax of $11.9 million in the fourth quarter of 2017 based on a reasonable estimate of the income tax effects, primarily from a tax on accumulated foreign earnings, the remeasurement of deferred tax assets and liabilities and new limitations on the deductibility of interest. Our calculation of Adjusted net income excludes this provisional net one-time tax. We continue to finalize the analysis of the tax reform provisions in 2018. All of the items included in the reconciliation from net income to Adjusted net income are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding the amortization related to acquired intangibles, users can compare operating performance without regard to highly variable amortization expenses related to our acquisitions. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(4) Adjusted net income per diluted share is defined as Adjusted net income, as defined above, divided by the fully-diluted pro forma weighted average shares outstanding for the period. The fully-diluted pro forma weighted average shares outstanding for the respective period assume that the exchange of shares pursuant to our merger with Capitol Acquisition III had taken effect as of the beginning of such period. Additionally, for purposes of calculating the number of fully diluted shares outstanding, we have excluded the potential impact of dilution from outstanding warrants to purchase shares of our common stock, and stock options and restricted units issued and outstanding pursuant to our 2017 Omnibus Incentive Plan. Using our average share price of $12.34 for the three months ended December 31, 2017, our fully-diluted pro forma weighted average shares outstanding for the three months ended December 31, 2017 would have been approximately 123.6 million had we incorporated the dilutive effects of the warrants, stock options and restricted units.

(5) Adjusted net cash provided by operating activities is defined as net cash provided by operating activities adjusted for acquisition related costs and expenses.

(6) Adjusted net income (loss), Adjusted net income (loss) per diluted share, EBITDA, Adjusted EBITDA, and Adjusted net cash provided by (used in) operating activities are used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our 2017 First Lien Credit Facility.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@cision.com

Media Contact:
Nick Bell
Vice President, Marketing Communications and Content
CisionPR@cision.com